Exhibit 99.1

Optimer Pharmaceuticals Reports Second Quarter 2008 Financial Results

SAN DIEGO – August 6, 2008 - Optimer Pharmaceuticals, Inc. (Nasdaq:OPTR) today announced its financial results for the second quarter ended June 30, 2008. Optimer reported a net loss for the second quarter of 2008 of $8.1 million, or $0.29 per share, compared to a net loss of $8.1 million, or $0.35 per share, for the same period in 2007.  As of June 30, 2008, Optimer held cash, cash equivalents and investments of $44.2 million.

“In the past few months, we have made some exciting progress across our clinical programs,” said Michael N. Chang, Ph.D., Optimer’s President and CEO. “Recently, we reported positive top-line data from the first Prulifloxacin Phase 3 study for the treatment of infectious diarrhea.  We also completed enrollment in our first OPT-80 Phase 3 study for the treatment of Clostridium difficile infection. Last month we completed our most recent financing that provides us with additional capital to continue our development and commercialization programs while maintaining a prudent level of cash. As we head into the second half of the year, we look forward to the data from the first OPT-80 Phase 3 trial and the second Prulifloxacin Phase 3 trial.”

Financial Results

The net loss of $8.1 million for the second quarter of 2008 was consistent with the same period in 2007. Net loss per share decreased 17% to $0.29 per share in the second quarter of 2008 from $0.35 per share for the same period 2007.  The decrease in net loss per share was attributable to an additional 4.6 million shares of our common stock sold through a private placement completed in October 2007, in which the Company raised gross proceeds of approximately $35.9 million at $7.80 per share.

Collaboration and grant revenues of $169,000 in the second quarter of 2008 were relatively consistent with the $211,000 in the second quarter of 2007.

Research and development expenses in the second quarter of 2008 were $6.2 million compared to $7.0 million in the second quarter of 2007.  The decrease was primarily due to the purchase of $1.9 million of clinical supply material and active pharmaceutical ingredient in the second quarter of 2007 that was partially offset by an increase in expenses related to our OPT-80 and Prulifloxacin Phase 3 clinical trials.

Marketing expense for the second quarter of 2008 and 2007 was $914,000 and $299,000, respectively. The increase of $615,000 was primarily due to an increase in medical education and pre-launch marketing efforts related to OPT-80.

General and administrative expense of $1.5 million in the second quarter of 2008 was consistent with the $1.5 million of such expense in the second quarter of 2007.

Recent Corporate Highlights

•                  Raised $14.8 million in gross proceeds in a registered direct offering of 1,743,396 shares of common stock that closed on July 28, 2008.

•                  Completed enrollment in first of two Phase 3 studies of OPT-80 in patients with Clostridium difficile infection.

•                  Announced positive results from the first Phase 3 trial of Prulifloxacin for infectious diarrhea;  top-line analysis of data shows that the primary endpoint was achieved; median Time to Last Unformed Stool (TLUS) for patients treated with Prulifloxacin was approximately 24 hours. This was statistically different from the TLUS for placebo with a p-value of <0.0001.  Prulifloxacin was generally well tolerated and had a similar safety profile compared to placebo.

•                  OPT-80 polymorph patent was issued on May 27, 2008 by the United States Patent and Trademark Office.

•                  Presented additional data from a Phase 2A clinical study of OPT-80 finding a 42% prevalence of the super toxin-producing strain of C. difficile, known as BI/NAP1/027, in patients with Clostridium difficile infection. The study also found that OPT-80 produced similar cure rates in patients with the NAP1 strain compared to patients without the hypervirulent strain. Data was presented at the Anaerobe Society of the Americas (ASA), June 26, 2008.

•                  Also at ASA, Optimer’s Chief Medical Officer, Dr. Sherwood Gorbach, was one of two people honored with the Lifetime Achievement Award for his contributions to the study of anaerobic microbiology and the larger field of medicine.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer has two late-stage anti-infective product candidates.  OPT-80 is being developed for the treatment of Clostridium difficile infection, the most common hospital-acquired diarrhea.  Prulifloxacin is an antibiotic being developed for the treatment of travelers’ diarrhea, a form of infectious diarrhea.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of OPT-80 and Prulifloxacin, and the timing of clinical trials and anticipated results and regulatory activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

Christina Donaghy, Corporate Communications Manager

John D. Prunty, Chief Financial Officer & VP Finance

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Research grants	$118,797	$51,002	$605,463	$197,300
Collaborative research agreements	50,000	160,000	50,000	160,000
Total revenues	168,797	211,002	655,463	357,300
Operating expenses:
Research and development	6,220,482	7,022,093	13,125,858	30,468,360
Marketing	913,916	299,071	1,279,484	851,068
General and administrative	1,521,446	1,513,175	3,258,497	2,607,643
Total operating expenses	8,655,844	8,834,339	17,663,839	33,927,071
Loss from operations	(8,487,047)	(8,623,337)	(17,008,376)	(33,569,771)
Interest income and other, net	433,750	495,280	1,015,034	937,501
Net loss	$(8,053,297)	$(8,128,057)	$(15,993,342)	$(32,632,270)

Basic and diluted net loss per share	$(0.29)	$(0.35)	$(0.57)	$(1.75)

Shares used to compute basic and diluted net loss per share	27,891,870	23,136,754	27,880,772	18,613,135

Optimer Pharmaceuticals, Inc. Condensed Consolidated Balance Sheets
	June 30	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,905,838	$3,191,814
Short-term investments	26,177,939	55,613,785
Prepaid expenses and other current assets	976,595	967,994
Total current assets	44,060,372	59,773,593
Property and equipment, net	652,780	705,374
Long-term investments	1,150,000	—
Other assets	308,943	306,573
Total assets	$46,172,095	$60,785,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,800,225	$2,602,152
Accrued expenses	4,134,009	4,998,025
Total current liabilities	7,934,234	7,600,177
Deferred rent	265,552	281,894
Commitments and contingencies	—	—
Stockholders’ equity	37,972,309	52,903,469
Total liabilities and stockholders’ equity	$46,172,095	$60,785,540